Exhibit 99.2

LETTER TO STOCKHOLDERS ISSUED BY DIAMONDBACK ENERGY, INC.

Midland, TX (November 6, 2023)

Diamondback Stockholders,

This letter is meant to be a supplement to our earnings release and is being furnished to the Securities and Exchange Commission (SEC) and released to our stockholders simultaneously with our earnings release. Please see the information regarding forward-looking statements and non-GAAP financial information included at the end of this letter.

The third quarter of 2023 can be summarized as a significant quarter over quarter increase to stockholder returns and reduced capital and operating expenses. Total debt and net debt also decreased by over $300 million and $1 billion, respectively, in the quarter due to the closing of multiple non-core asset sales. In summary, Diamondback continues to execute on our business plan with our best-in-class cost structure and strong balance sheet.

Production:
Third quarter oil and total production, at 266.1 MBO/d and 452.8 MBOE/d respectively, were both above the high end of our third quarter guidance ranges. As a result of this outperformance, combined with the addition of volumes from Viper’s mineral acquisition from GRP that closed last week, we are increasing our full year oil and total production estimates above their prior ranges. The midpoint of annual daily oil production moves to approximately 263 MBO/d from 261 MBO/d, while the midpoint of annual total daily production moves to approximately 447 MBOE/d from 440 MBOE/d.

Production is again expected to grow in the fourth quarter, with estimated fourth quarter oil production projected to be 269 - 273 MBO/d (455 - 460 MBOE/d). We continue to expect to grow oil production organically at a low single digit annual pace next year with a similar level of activity to this year. This is primarily a result of the quality of the acreage we are developing in the Midland Basin with long laterals, multi-well pads and a high mineral interest across the portfolio.

Oil realizations increased quarter over quarter to 99% of West Texas Intermediate ("WTI") pricing for the quarter. We still expect to realize at least 95% of WTI when WTI is at least $65 per barrel, with most quarters above that number. Gas and NGL realizations increased quarter over quarter as each commodity rallied in the third quarter.

We continue to protect our downside exposure through a hedge program where we buy deferred premium puts up to 12 months in advance for oil, with a goal of being at least 60% hedged heading into a respective quarter. For gas, we hedge with wide two-way collars and a well-protected basis exposure. To us, this hedging philosophy is an insurance policy against the extreme downside where we protect our dividend, still generate FCF and manage our leverage ratio while leaving upside exposure to higher commodity prices for our investors.

Capital Expenditures:
Cash capex for the third quarter was $684 million, in the upper half of our quarterly guidance range. We expect cash capex to decline by 5% - 10% in the fourth quarter to $610 - $650 million as we continue to see the benefits of lower well costs, lower drilling activity and a slightly slower completion cadence. We think the midpoint of fourth quarter capex should be a reasonable representative baseline for our 2024 plan assuming current commodity prices. This implies we can grow production organically with lower capex in 2024, thereby generating more FCF and FCF per share assuming the same commodity prices as this year.

This fourth quarter guidance raises our full year 2023 cash capex guidance range to $2.66 - $2.70 billion, or the high end of our initial 2023 guidance range. Through the third quarter, we have drilled approximately 78% of our estimated total lateral footage and completed approximately 77% of our estimated total lateral footage for the year. We are increasing our estimated wells drilled this year to 340 - 350 and reducing our estimated wells turned to production to 325 - 335, as we have outperformed original volume expectations. Our drilled but uncompleted well (“DUC”) count has increased by almost 50 wells this year to 150 wells today versus 100 wells at the beginning of 2023, which will increase our operational flexibility heading into 2024.

Our drilling team continues to push the limits of efficiency. During the third quarter, they drilled two Midland Basin 7,500 foot lateral wells from spud to total depth in under four days each, which is a basin record to our knowledge. On the completion side, we completed over 3,100 lateral feet per day per crew and used ~90% recycled produced water for our Midland Basin program. Pumping hours almost reached 19 hours per day per crew, all at or near efficiency records for Diamondback.

Operating Costs:
Total cash operating costs decreased by $0.15 per BOE quarter over quarter as increases to lease operating (“LOE”) and gathering and transportation expenses were more than offset by decreases to production and ad valorem taxes. General and administrative expenses were essentially flat quarter over quarter. As a result, we have decreased our annual cash operating cost guidance by a combined $0.15 per BOE as well as reduced our expected severance and ad valorem tax rate to 7% of revenue (from 8% previously).

As it relates to non-cash costs, we increased our DD&A guidance to $10.50 - $10.75 per BOE from $10.00 - $10.75 previously and we reduced our non-cash G&A estimate for the year by another $0.05 per BOE to $0.30 - $0.40 per BOE.

Return of Capital:
We generated $1.4 billion of Net Cash Provided by Operating Activities ($1.5 billion after adjusting for working capital changes), $820 million of FCF and $884 million of adjusted FCF in the third quarter.

We repurchased 406,700 shares in the third quarter for a cost of $56 million ($136.59 / share average). Repurchase opportunities were limited in the third quarter, as commodity prices and our stock price rallied significantly. Therefore, we are planning to pay our base dividend of $0.84 / share and a variable dividend of $2.53 per share, or a total cash dividend of $3.37 per share for the quarter. So far in the fourth quarter, we took advantage of some early weakness in October to repurchase 217,900 shares at a cost of $32 million ($146.97 / share average).

As a reminder, we repurchase shares when we believe we can generate a low-teens rate of return on that repurchase at a Company Net Asset Value run at a mid-cycle price deck of $60 oil, $20 NGLs and $3 gas. Capital discipline is important in this industry, and we view returning capital to our stockholders through the same lens as allocating capital in the field. We would rather be conservative and err on the side of caution when buying back shares pro-cyclically, which is why we leaned into the variable dividend this quarter. There may come a time when we should direct all our FCF to buying back shares (after paying our base dividend), but that day is not today at current oil prices.

Balance Sheet:
Total debt and net debt decreased to just under $6.4 billion and $5.6 billion, respectively, in the third quarter, with net debt down over $1 billion from $6.7 billion in the second quarter. Consolidated net debt is now back to levels reached prior to the announcements of both the Lario and Firebird acquisitions late last year. We will continue to use 25% of our FCF to reduce debt at both Diamondback and Viper.

Non-core Asset Sale Update:
We have now announced and closed non-core asset sales for gross proceeds of approximately $1.7 billion, significantly exceeding our target of at least $1.0 billion of sales by year end 2023. While we still have significant value remaining in our portfolio of midstream assets that may be monetized at some point in the future, we are not going to increase our non-core asset sale target at this point.

In September, we announced a joint venture (“JV”) with Five Point Energy LLC (“Five Point”) that formed Deep Blue Midland Basin LLC (“Deep Blue”). This JV, of which Diamondback retained 30% ownership, creates the largest independent water business in the Midland Basin and brought in proceeds of ~$500 million to Diamondback. We are excited about the early commercial success of the JV, and believe there is significant potential for future growth in this business, both organic and inorganic. The Deep Blue team also brings expertise for the next wave of oilfield water management, including water recycling, enhanced evaporation and eventually desalination. The expected full-year financial impact of the JV will be a mix of higher LOE (~10% increase), significantly lower midstream capex (>75% decrease), reduced midstream operating expense and slightly higher well costs ($15 - $20 / lateral foot). All in all, we believe the upfront cash proceeds and potential for value creation at the JV far outweigh the go-forward financial impacts.

Other Business: Industry Consolidation
Industry consolidation has been a recurring theme in recent years as the shale industry has matured, and we are seeing an acceleration of that theme with the recent announcement of two significant transactions in the last month. While this is exciting for the industry, it does not change Diamondback’s business model or continued focus on executing on our business plan to create value for our stockholders, the owners of the Company.

Diamondback was built through an acquire and exploit strategy, where our execution prowess and low-cost structure allowed us to create value on acquired assets over the last decade. This remains our core competency as we believe the low-cost operator in a commodity-based business “wins”. We expect Diamondback to remain a consolidator in the future, and our underwriting criteria have not changed. A deal must meet the following criteria for it to make sense to Diamondback stockholders:
•Sound industrial logic (physical adjacencies, tangible cost and operations synergies)
•The assets compete for capital right away (get “better”, not just bigger)
•Accretive on financial metrics (CFPS, FCFPS, EPS)

We remain confident in our business model, the durability of our inventory and our ability to convert that inventory into cash flow efficiently for many years to come. We believe in the pure-play independent E&P business model, and know we can compete for investor capital in a consolidated space. While we recognize size and scale are being rewarded by the public markets, we have to get “better” when we get “bigger,” which we have proven through many acquisitions and subsequent execution over the years.

Thank you for your interest in Diamondback Energy,

Travis D. Stice
Chairman of the Board and Chief Executive Officer

Important Information Regarding Forward-Looking Statements and Non-GAAP Financial Measures

This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties and assumptions. Important information regarding forward-looking statements is included in our earnings release furnished to the SEC simultaneously with this letter.

This letter also contains certain Non-GAAP financial measures. For definitions and reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures, please see our earnings release furnished to the SEC simultaneously with this letter.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com